PRESS RELEASE
For Immediate Distribution

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

Intrepid Potash Announces Fourth Quarter and Full Year 2012 Financial Results;
Provides Outlook for First Quarter and Full Year 2013;
Affirms Progress on Capital Investment Program

DENVER; Feb. 13, 2013 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) announced 2012 fourth quarter and full year results today and highlighted its progress on capital projects.

Fourth Quarter and Full Year Financial Highlights:

•	Fourth quarter average net realized sales price[1] of $434 per ton ($479 per metric tonne) for potash, and $347 per ton ($383 per metric tonne) for Trio®

•	Adjusted EBITDA[2] for the quarter was $41.5 million, compared with $45.2 million for prior year's fourth quarter

•	Quarterly net income was $14.5 million, or $0.19 per diluted share, compared with fourth quarter 2011 net income of $24.9 million, or $0.33 per diluted share

•	Adjusted net income[3] for the fourth quarter was $19.7 million, or $0.26 per diluted share, compared with $21.0 million, or $0.28 per diluted share, in the same period last year

•	Capital investment totaled $85.8 million for the fourth quarter and $253.0 million for the full year 2012

1 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.

2 Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

3 Adjusted net income and adjusted net income per diluted share are financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

•	A special cash dividend of $0.75 per share, or $56.5 million total, was paid in December

•
Cash flows from operating activities totaled $55.5 million, up from $44.3 million for the fourth quarter of 2011; full year cash flows from operations were $187.8 million, compared to $173.9 million for 2011

•
At year end, cash, cash equivalents, and investments were $57.7 million; there was no debt outstanding under the unsecured revolving credit facility, with $250 million available; and the $150 million unsecured senior notes are scheduled to fund in April 2013

“Our ability to achieve healthy financial results concurrent with successfully advancing multiple significant capital projects is a testament to the highly skilled and dedicated team of people at Intrepid," said Bob Jornayvaz, Intrepid's Executive Chairman of the Board. "We are unwavering in our commitment to invest in our people and facilities in order to drive shareholder value through the growth of production of lower cost tons while fully participating in the North American potash market. We successfully achieved significant milestones in 2012 on each and every one of our major projects. We began pumping brine into the first evaporation pond at our HB Solar Solution mine in the fourth quarter, and the North compaction plant will come on line beginning in 2013, as expected, allowing us increased as well as more flexible production capabilities that better align with our customers' needs. We paid a special dividend in 2012 reflecting our confidence in the company, as well as our progress toward our capital investment program."

Commenting on the market, Mr. Jornayvaz continued, "We see favorable trends in the coming year. Specifically, the high commodity prices and low stocks-to-use ratios should have farmers looking to maximize yields through a balanced fertilization approach, which remains a cornerstone to accomplish this objective. Furthermore, our diverse product offerings, marketing flexibility, geographic advantage, and strong customer relationships position us to prosper even in the face of another potentially low moisture season."

Fourth Quarter Results

Income before income taxes for the fourth quarter of 2012 was $28.4 million compared with $35.3 million in the fourth quarter of 2011. Adjusted net income for the fourth quarter of 2012 was $19.7 million compared with $21.0 million in the same period in the prior year. Although average net realized sales price decreased in the fourth quarter of 2012, Intrepid sold 20,000 more tons of potash in the fourth quarter of 2012 compared with the same period in 2011. Cash flows from operating activities were $55.5 million for the fourth quarter of 2012 compared with $44.3 million for the fourth quarter of 2011.

Potash

•	Average net realized sales price in the fourth quarter of 2012 was $434 per ton ($479 per metric tonne); fourth quarter 2011 average net realized sales price was $497 per ton ($548 per metric tonne)

•	Cash operating cost of goods sold, net of by-product credits[4], was $180 per ton, an improvement from $194 per ton in the fourth quarter of 2011

•	Potash sales increased to 203,000 tons in the fourth quarter of 2012, from 183,000 tons in the fourth quarter of 2011

•	Potash production in the fourth quarter of 2012 was 218,000 tons, compared with 197,000 tons in the same period a year ago

The solid potash sales volume was driven by a robust fall application season and the continued strength of customer relationships. The average net realized sales price was down $10 per ton from the third quarter 2012.

The continued improvement in potash production was driven by the East facility, where fourth quarter potash production was the highest since the first quarter of 2011. This is a direct result of, and a solid return on, the multi-faceted long-term improvement plan. Some operating inefficiencies will result at the East facility as this work progresses, which may impact production levels and cause variability in cash operating cost of goods sold.

Cash operating cost of goods sold, net of by-product credits for potash improved to $180 per ton in the fourth quarter of 2012 from $194 per ton in the fourth quarter of 2011. Cash operating cost of goods sold increased sequentially from the third quarter of 2012, reflecting some of the normal quarter-to-quarter fluctuations that exist due to the mix of production and sales from each of the individual facilities. Each facility has a different per ton cost of goods sold result with the Utah operations having the lowest as they benefit from the cost-effective combination of solution mining and solar evaporation. This underscores the expectation for producing lower cost tons from the HB Solar Solution mine as it begins to contribute meaningfully to production levels in 2014.

4 Cash operating cost of goods sold and cash operating cost of goods sold, net of by-product credits, are operating performance measures defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization (and, if applicable, excluding by-product credits), divided by the number of tons sold in the period.
Langbeinite - Trio®

•	Average net realized sales price for langbeinite, which is marketed as Trio®, was $347 per ton ($383 per metric tonne), compared with $287 per ton ($316 per metric tonne) in the fourth quarter of 2011

•	Cash operating cost of goods sold was $211 per ton, compared with $187 per ton in the same quarter of 2011

•	Trio® sales increased to 43,000 tons in the fourth quarter of 2012 from 28,000 tons for the same period in the prior year

•	Langbeinite production was 34,000 tons in the fourth quarter of 2012 and 31,000 tons in the fourth quarter of 2011

In the fourth quarter of 2012, the average net realized sales price for Trio® of $347 per ton was a sequential increase of $11 per ton from the third quarter of 2012. Compared with the prior year's fourth quarter the average net realized sales price was up $60 per ton. This upward pricing trend highlights the value of Trio®, specifically, the value of the magnesium and sulfate components contained in this specialty product.

Pricing and demand for Trio® remain strong as evidenced by the 43,000 tons sold in the fourth quarter of 2012, an increase from the 28,000 tons sold in the prior year's fourth quarter and the 27,000 tons sold in the third quarter of 2012. As demand remains in excess of current production levels, all of Intrepid's Trio® inventory and anticipated 2013 production is expected to be sold in the current year.

Langbeinite production increased slightly from the same period last year, and came in line with expected results. Intrepid continues to focus on the execution of the previously announced East facility long-term improvement plan. Specific modifications to the langbeinite portion of the plant were installed recently and continue to be commissioned together with the rest of the dense media separation section of the plant.

Cash operating cost of goods sold for Trio® was $211 per ton in the fourth quarter of 2012 and $187 per ton in the fourth quarter of 2011. Cash operating cost of goods sold continues to be impacted by the production levels from the facility. The long-term improvement plan and commissioning activities are expected to increase operating efficiencies and are expected to result in incremental production and an associated improvement in per ton cash operating cost of goods sold.

Income Taxes

During the fourth quarter of 2012, Intrepid decreased the estimate of its future state income tax rate resulting in a decrease in the value of the deferred income tax asset and an increase in deferred income tax expense of approximately $5.3 million, or $0.07 per diluted share. There was a state income tax adjustment, for similar reasons, resulting in a tax benefit in the third quarter of 2012 of $4.3 million, or $0.06 per diluted share, making the net result for the full year an additional tax expense of $1.0 million, or $0.01 per diluted share.

During the fourth quarter of 2011, Intrepid recorded a deferred tax benefit of $3.7 million, or $0.05 per diluted share, also as a result of adjustments to the aggregate state tax rate.

Dividends
In the fourth quarter, Intrepid declared and paid a special cash dividend of $0.75 per share, or $56.5 million.

Market Conditions

The fall application season was in line with expectations and suggests good overall potash demand across North America for the upcoming growing season. Macro trends including below-average yields for the past crop year have tightened stocks-to-use ratios. The result has been historically strong commodity prices for corn, soybeans, and other crops. The belief is that, on average, farmer cash flows from the 2012 growing season were above average due to these higher commodity prices and the benefit of crop insurance. In the upcoming growing season, Intrepid anticipates that farmers will seek to maximize yields to take advantage of the strong profit potential in front of them.

Dealers continue to manage risk by timing fertilizer purchases to meet downstream demand. They are utilizing just-in-time ordering as they seek additional clarity on spring demand from the farm gate. As such, it is a challenge to predict timing of sales and Intrepid's quarterly results may be impacted by this volatility. Intrepid's focus is on the overall delivery of product over the course of the full application seasons and less on the specific monthly timing within the season.

The diversity of the markets served by Intrepid continues to provide a strategic advantage with the feed and industrial markets remaining relatively steady contributors to the overall sales mix.

Capital Investment

In the full year of 2012, capital investments totaled $253.0 million. The strategic capital projects, which are designed to provide the opportunity to increase profitability and cash flows from the production of incremental lower cost tons, continued to progress within expectations.

HB Solar Solution Mine

Construction of the HB Solar Solution mine in Carlsbad, New Mexico, continues to progress.  In November 2012, Intrepid achieved a significant milestone when it began pumping potash-

enriched brine into the first new solar evaporation pond.  Also during the fourth quarter, the mill design was finalized and construction began with concrete pours for the mill foundation.  These are major events keeping the original project timeline intact with the first production expected to occur in the fourth quarter of 2013 at the conclusion of the evaporation season and completion of mill construction.  The total investment is now anticipated to be in the range of $225 to $245 million, which accounts for improvements made to the mill design as well as capital to add additional brine water supply wells.  Intrepid believes that these improvements will better ensure the long-term reliability, operating efficiency and predictability of its HB Solar Solution mine.  As of December 31, 2012, total capital invested in this project was $128.3 million.

North Compaction Project

Construction of the North compaction project in Carlsbad, New Mexico, began in the second quarter of 2012. This project upgrades the granulation facility and increases its capacity to handle the anticipated production from the HB Solar Solution mine and the expansion of the West facility. Construction remains on schedule with concrete and steel erection work substantially complete and most major equipment in place including the compactors. Total capital investment for the project is still expected to be approximately $95 to $100 million, of which approximately $55.4 million was invested as of the end of 2012. The North compaction facility is expected to have its first and second lines operational in 2013 with the third line becoming operational early in 2014. The first and second lines are designed to handle all of the expected production in 2013.

Moab Cavern System

The addition of new solution mining caverns at the Moab, Utah facility continued during the fourth quarter. The second cavern system has been put into service and development of the third cavern system began in early 2013. These additional horizontal cavern systems are expected to benefit the Moab operations beginning with the 2013 evaporation season. The capital investment associated with the third cavern is expected to be in the range of $20 to $30 million, the majority of which will be invested during 2013.

2013 Outlook

Intrepid's outlook for the first quarter and full year 2013 is presented below. This information is the best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results. Outlook information for capital investment is provided on a full year basis only.

	Three Months Ended	Year Ended
	March 31, 2013	December 31, 2013
Potash
Production (tons)	200,000 - 215,000	850,000 - 880,000
Sales (tons)	170,000 - 200,000	850,000 - 870,000
Cash COGS, net of by-product credit ($/ton)	$185 - $195	$170 - $190

Total COGS ($/ton)	$245 - $255	$240 - $260

Trio®
Production (tons)	35,000 - 45,000	150,000 - 180,000
Sales (tons)	25,000 - 35,000	150,000 - 175,000
Cash COGS ($/ton)	$175 - $190	$175 - $190

Total COGS ($/ton)	$255 - $270	$240 - $280

Other
Selling and Administrative	$8 - $10 million	$37 - $39 million

Capital Investment	Not Provided Quarterly	$235 - $285 million

Dave Honeyfield, President and Chief Financial Officer commented on the outlook, "We are committed to investing appropriate levels of capital to achieve our goal of producing incremental tons at meaningfully lower cash costs. We take a disciplined approach to investing capital and extensively manage and review all of our projects underway and in our project pipeline." Mr. Honeyfield noted that the capital investment plan for 2013 includes investments to complete the construction of the HB Solar Solution mine; the North compaction facility; the third mining cavern system in Moab; approximately $50 million in smaller opportunity projects that are geared towards recovery and capacity enhancements; and approximately $50 million of sustaining capital investments. The 2013 capital program is expected to be funded out of cash flow, existing cash and investments, proceeds from the unsecured senior notes funding in April 2013, and possible minimal utilization of the unsecured credit facility prior to the funding of the senior notes.

Notes

Adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are non-GAAP financial measures. Reconciliations of these measures to the most directly comparable U.S. GAAP measures are included in the tables at the end of this release. Average net realized sales price, cash operating cost of goods sold, and cash operating cost of goods sold net of by-product credits are operating measures. Definitions of these measures are included in the footnotes in this release.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

The conference call to discuss fourth quarter and full year 2012 results is scheduled for Thursday, February 14, 2013, at 8:00 a.m. MT (10:00 a.m. ET). The call participation number is (800) 319-4610. A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413. International participants can dial (631) 982-4565 to take part in the conference call and can access a replay of the call at (412) 317-0088. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. In addition, the press release announcing fourth quarter and full year 2012 results will be available on the Intrepid website before the call under "Investor Relations - Press Releases." An audio recording of the conference call will be available at www.intrepidpotash.com through March 14, 2013.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore. Intrepid owns five active potash production facilities - three in New Mexico and two in Utah. The HB Solar Solution mine, which is currently under construction, will increase the number of our active potash production facilities to six.

We routinely post important information about our business, including information about upcoming investor presentations, on our website under the Investor Relations tab. We encourage our investors and other interested parties to enroll on our website to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings. Our website address is www.intrepidpotash.com.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing or construction expertise

•
the costs of, and our ability to successfully construct, commission and execute, our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, our North granulation plant, and our Moab cavern systems

•	adverse weather events, including events affecting evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

All information in this document speaks as of February 13, 2013. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

	Three Months Ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Production volume (in thousands of tons):
Potash	218	197	796	813
Langbeinite	34	31	131	141
Sales volume (in thousands of tons):
Potash	203	183	839	793
Trio®	43	28	125	173

Gross sales (in thousands):
Potash	$93,654	$94,706	$402,382	$392,331
Trio®	17,285	9,897	48,934	50,623
Total	110,939	104,603	451,316	442,954
Freight costs (in thousands):
Potash	5,529	4,124	21,396	18,470
Trio®	2,351	1,895	7,768	9,869
Total	7,880	6,019	29,164	28,339
Net sales (in thousands):
Potash	88,125	90,582	380,986	373,861
Trio®	14,934	8,002	41,166	40,754
Total	$103,059	$98,584	$422,152	$414,615

Potash statistics (per ton):
Average net realized sales price	$434	$497	$454	$472
Cash operating cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	180	194	180	173
Depreciation, depletion, and amortization	43	39	43	33
Royalties	17	18	17	17
Total potash cost of goods sold	$240	$251	$240	$223
Warehousing and handling costs	18	16	15	14
Average potash gross margin (exclusive of costs associated with abnormal production)	$176	$230	$199	$235

Trio® statistics (per ton):
Average net realized sales price	$347	$287	$329	$236
Cash operating cost of goods sold (exclusive of items shown separately below)	211	187	209	176
Depreciation, depletion, and amortization	65	27	61	22
Royalties	17	14	16	12
Total Trio® cost of goods sold	$293	$228	$286	$210
Warehousing and handling costs	17	17	16	15
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$37	$42	$27	$11

* On a per ton basis, by-product credits were $9 and $11 for the fourth quarter of 2012, and 2011, respectively. By-product credits were $1.9 million and $2.0 million for the fourth quarter of 2012, and 2011, respectively. On a per ton basis, by-product credits were $8 for both the year ended December 31, 2012, and 2011. By-product credits were $6.5 million and $6.0 million for the year ended December 31, 2012, and 2011, respectively.

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Sales	$110,939	$104,603	$451,316	$442,954
Less:
Freight costs	7,880	6,019	29,164	28,339
Warehousing and handling costs	4,363	3,410	14,966	14,027
Cost of goods sold	61,453	52,413	236,480	213,670
Other	60	3	568	698
Gross Margin	37,183	42,758	170,138	186,220

Selling and administrative	8,744	7,673	33,750	31,807
Accretion of asset retirement obligation	181	184	724	750
Insurance settlements income from
property and business losses	—	—	—	(12,500)
Other expense (income)	123	90	263	(7,714)
Operating Income	28,135	34,811	135,401	173,877

Other Income (Expense)
Interest expense, including realized and
unrealized derivative gains and losses	(216)	(192)	(905)	(869)
Interest income	317	499	1,843	1,730
Other income	175	183	588	523
Income Before Income Taxes	28,411	35,301	136,927	175,261

Income Tax Expense	(13,874)	(10,384)	(49,484)	(65,850)
Net Income	$14,537	$24,917	$87,443	$109,411

Weighted Average Shares Outstanding:
Basic	75,300,628	75,203,865	75,276,609	75,180,714
Diluted	75,371,295	75,291,162	75,336,982	75,281,050
Earnings Per Share:
Basic	$0.19	$0.33	$1.16	$1.46
Diluted	$0.19	$0.33	$1.16	$1.45

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2012 AND 2011
(In thousands, except share and per share amounts)

	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$33,619	$73,372
Short-term investments	24,128	97,242
Accounts receivable:
Trade, net	31,508	29,304
Other receivables	9,122	6,898
Refundable income taxes	3,306	4,493
Inventory, net	53,275	55,390
Prepaid expenses and other current assets	5,393	5,015
Current deferred tax asset	2,005	4,931
Total current assets	162,356	276,645

Property, plant, and equipment, net of accumulated depreciation
of $142,137 and $98,654, respectively	543,169	387,423
Mineral properties and development costs, net of accumulated
depletion of $11,060 and $9,773, respectively	94,096	33,482
Long-term parts inventory, net	10,208	9,559
Long-term investments	—	6,180
Other assets	4,246	3,949
Non-current deferred tax asset	180,548	215,632
Total Assets	$994,623	$932,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$19,431	$20,900
Related parties	203	134
Accrued liabilities	32,496	14,795
Accrued employee compensation and benefits	11,680	12,370
Other current liabilities	3,578	1,476
Total current liabilities	67,388	49,675

Asset retirement obligation	19,344	9,708
Other non-current liabilities	2,155	2,354
Total Liabilities	88,887	61,737

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares
authorized; and 75,312,805 and 75,207,533 shares
outstanding at December 31, 2012 and 2011, respectively	75	75
Additional paid-in capital	568,375	564,285
Accumulated other comprehensive loss	(1,729)	(1,431)
Retained earnings	339,015	308,204
Total Stockholders' Equity	905,736	871,133
Total Liabilities and Stockholders' Equity	$994,623	$932,870

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$14,537	$24,917	$87,443	$109,411
Deferred income taxes	9,423	6,414	38,011	49,028
Insurance settlements income from property and business losses	—	—	—	(12,500)
Items not affecting cash:
Depreciation, depletion, and accretion	12,872	9,744	47,599	35,787
Stock-based compensation	1,438	1,208	5,116	4,984
Unrealized derivative gain	(280)	(376)	(1,049)	(1,289)
Other	888	955	3,827	2,520
Changes in operating assets and liabilities:
Trade accounts receivable	16,287	4,858	(2,204)	(5,537)
Other receivables	537	4,091	(2,223)	(5,743)
Refundable income taxes	(3,306)	2,603	1,187	2,051
Inventory	475	(2,738)	1,464	(9,734)
Prepaid expenses and other assets	1,303	1,924	(378)	1,383
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	608	(8,018)	7,324	5,225
Other liabilities	732	(1,325)	1,717	(1,717)
Net cash provided by operating activities	55,514	44,257	187,834	173,869

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(69,895)	(34,764)	(192,949)	(135,700)
Additions to mineral properties and development costs	(16,479)	(634)	(53,457)	(1,414)
Proceeds from insurance settlements from property and business losses	—	—	—	806
Purchases of investments	(2,034)	(23,671)	(85,359)	(102,031)
Proceeds from investments	68,084	20,758	161,580	63,537
Other	—	—	2	—
Net cash used in investing activities	(20,324)	(38,311)	(170,183)	(174,802)

Cash Flows from Financing Activities:
Cash paid for common stock dividend	(56,474)	—	(56,474)	—
Debt issuance costs	(80)	—	(141)	(1,454)
Employee tax withholding paid for restricted stock upon vesting	(132)	(40)	(878)	(1,117)
Excess income tax benefit from stock-based compensation	—	(21)	55	413
Proceeds from exercise of stock options	—	—	34	330
Net cash used in financing activities	(56,686)	(61)	(57,404)	(1,828)

Net Change in Cash and Cash Equivalents	(21,496)	5,885	(39,753)	(2,761)
Cash and Cash Equivalents, beginning of period	55,115	67,487	73,372	76,133
Cash and Cash Equivalents, end of period	$33,619	$73,372	$33,619	$73,372

Supplemental disclosure of cash flow information
Net cash paid during the period for:
Interest, including settlements on derivatives	$484	$183	$1,840	$1,348
Income taxes	$7,217	$895	$8,379	$13,878
Accrued purchases for property, plant, and equipment, and mineral properties and development costs	$23,963	$17,350	$23,963	$17,350

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED NET INCOME AND
ADJUSTED NET INCOME PER DILUTED SHARE RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011
(In thousands)

    Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact comparability of results from period to period including, among other items, insurance settlements from property and business losses, a portion of the income associated with the refundable employment-related credits from the State of New Mexico, non-cash unrealized gains or losses associated with derivative adjustments, and the effect of changes to Intrepid's state income tax rates on the value of its net deferred tax asset. Management believes that the presentation of adjusted net income and adjusted net income per diluted share provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income and adjusted net income per diluted share are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income and adjusted net income per diluted share should not be considered in isolation or as a substitute for net income or earnings per diluted share, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP. Because adjusted net income and adjusted net income per diluted share exclude some but not all items that affect net income and may vary among companies, the adjusted net income and adjusted net income per diluted share amounts presented may not be comparable to similarly titled measures of other companies. The following are reconciliations of adjusted net income to net income and adjusted net income per diluted share to earnings per diluted share, respectively, which are the most directly comparable U.S. GAAP measures:

ADJUSTED NET INCOME:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net Income	$14,537	$24,917	$87,443	$109,411
Adjustments
Insurance settlements income from property
and business losses	—	—	—	(12,500)
Income associated with New Mexico
refundable employment-related credit**	—	—	—	(7,922)
Unrealized derivative gain	(280)	(376)	(1,049)	(1,289)
Other	60	3	568	698
Calculated income tax effect*	78	148	170	8,342
Change in blended state tax rate
to value deferred income tax asset	5,271	(3,699)	981	(3,699)
Total adjustments	5,129	(3,924)	670	(16,370)
Adjusted Net Income	$19,666	$20,993	$88,113	$93,041

* Estimated annual effective tax rate of 35.4% for 2012 and 39.7% for 2011.
** Included in "Other operating (income) loss" line item.

ADJUSTED NET INCOME PER DILUTED SHARE:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Earnings Per Diluted Share	$0.19	$0.33	$1.16	$1.45
Adjustments
Insurance settlements income from property
and business losses	—	—	—	(0.17)
Income associated with New Mexico
refundable employment-related credit	—	—	—	(0.11)
Unrealized derivative gain	—	—	(0.01)	(0.02)
Other	—	—	0.01	0.01
Calculated income tax effect	—	—	—	0.11
Change in blended state tax rate
to value deferred income tax asset	0.07	(0.05)	0.01	(0.05)
Total adjustments	0.07	(0.05)	0.01	(0.23)
Adjusted Net Income Per Diluted Share	$0.26	$0.28	$1.17	$1.22

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED EBITDA RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011
(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. Management believes that the presentation of adjusted EBITDA assists investors and analysts in comparing Intrepid's performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company's core operating performance. Intrepid uses adjusted EBITDA as one of the tools to evaluate the effectiveness of its business strategies. In addition, adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP. Because adjusted EBITDA excludes some but not all items that affect net income and net cash provided by operating activities and may vary among companies, the adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net Income	$14,537	$24,917	$87,443	$109,411
Interest expense, including realized and
unrealized derivative gains and losses	216	192	905	869
Income tax expense	13,874	10,384	49,484	65,850
Depreciation, depletion, amortization, and accretion	12,872	9,744	47,599	35,787
Total adjustments	26,962	20,320	97,988	102,506
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$41,499	$45,237	$185,431	$211,917